Exhibit 99.2

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
MMSI - Merit Medical System Inc. 2014 Guidance Call
EVENT DATE/TIME: MARCH 3, 2014 / 10:00 PM GMT

Corporate Participants
Fred Lampropoulos Merit Medical Systems Inc - Chairman & CEO
Rashelle Perry Merit Medical Systems Inc - Chief Legal Officer
Kent Stanger Merit Medical Systems Inc - CFO
Greg Barnett Merit Medical Systems Inc - CAO

Operator

Welcome to MMSI's 2014 guidance conference call.
(Operator Instructions)

I would now like to turn the conference over to Mr. Fred Lampropoulos, Chairman and CEO. Please go ahead.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Good afternoon, ladies and gentlemen. Thank you for joining us. We're broadcasting from our headquarters in South Jordan, Utah, where it is a lovely day, about 54 degrees and partly cloudy.

I am going to start the meeting off by asking Rashelle Perry, our Chief Legal Officer, to read our disclosure statements. Rashelle?

Rashelle Perry - Merit Medical Systems Inc - Chief Legal Officer

Thank you, Fred. During our discussion today, reference may be made to projections, anticipated events, or other information which is not purely historical. Please be aware that statements made in this call may be considered forward-looking statements. We caution you that all forward-looking statements involve risks, unanticipated events, and uncertainties that could cause our actual results to differ materially from those anticipated.

Many of these risks are discussed in our annual report on Form 10-K, and other reports and filings with the SEC, available on our website. Any forward-looking statements made in this call are made only as of today's date, and we do not assume any obligation to update such statements. The information to be presented in this call is intended to be considered in the context of our filings with the SEC and other public announcements that we may make from time to time by press release or otherwise.

While we undertake no duty or obligation to publicly update the information, we may do so as we determine necessary. Any updates may be made through the filing of our reports with the SEC, through press releases, or by other public disclosures.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Rashelle, thank you very much. Again, ladies and gentlemen, thank you for joining us today.

The other thing I want to express is my appreciation for your patience with us. As you can see by our press release, this is a very complicated and involved forecast and projections, in which we have spent a lot of time and wanted to make sure that all of the issues were considered and that you understood where the business is today, and where we are taking the business.

Let me start out by just discussing the range, $488 million to $498 million. I think you would all agree that is a growth rate that is very, I think pleasing, and essentially in that range represents about a 9% to 11% growth rate.

If you take out the acquisition of -- or the inclusion of three quarters or so of the Maquet deal, the core growth at that level would be 8% to 10%. I think everybody would agree that is a very, very respectable growth number. We want to, in a few moments, explain you exactly where that growth is going to come from.

Now, at the same time, if you take a look at Merit's earnings range, on a non-GAAP basis, the range will be between $0.74 and $0.78, and the GAAP basis, between $0.53 and $0.57. If you compare that with last year, it's a pretty big increase; on the GAAP side of things -- on the GAAP side, a little bit narrower because of some of these accounting things, issues, that I will have Kent talk to you about.

The first thing I would like to do is start out, because I think it is important that you understand, where is the growth coming from? It is going to come from a number of new products that I will discuss with you, the expansion in some areas between distributors and direct.

As an example, we've gone direct now in Switzerland. It sounds like a relatively small place, but it will increase revenues from somewhere around $0.5 million to almost $2 million, and take it essentially from wholesale to retail. That has already been put into place, and it is, I think, running very effectively.

We are also going to see a substantial increase. I think one of the most pleasing things about this discussion today will be what we're seeing on the embolic side of the business. If some of you will recall, we received approvals in late 2013 from on our embolic materials, our Embosphere and our Hepasphere, which are embolic materials that will be sold in Japan.

Of course, the good news here is this is all essentially incremental business. This is all very high-margin business.

The good news is this, is that even though we have received the next orders that were due in May, all of those orders essentially have been pulled up to February or March. Essentially, and I know this will sound a little funny to you, we are selling it as fast as we can make it, and that is an exciting proposition.

And, on its tail, we have China, in which we have received Hepasphere approval. That is coming on. We are already selling Embosphere in China. That is exceeding our expectations, exceeding our expectations in Taiwan.

And we expect that we'll also start to see growth in India, which has had some regulatory issues -- not Merit's issues, but some redefinition by the government, so some that fell off last year. We expect that to come back, as well as the embolic business in Russia and other places that we are currently involved.

We have very high expectations this year on the embolic business, the highest-margin products that we sell, and along with that, as all of you know, go all the peripheral products, such as catheters, specifically, micro-catheters that Merit is also approving.

Let me talk a little bit about some other products. These are, again, a big deal, not only for this coming year, but for the next several years. 03, 2014 / 10:00PM, MMSI - Merit Medical Systems Inc. 2014 Guidance Call

Many of you are very aware of the radio program which we have discussed. In fact, you are aware that we made a number of acquisitions last year, the RAD BOARD and the Maquet deal, with regards to SAFEGUARD, plus a number of our already existing products that are in the marketplace.

But the real driver here is the hydrophilic radial sheath. Now, we are currently approved in Europe. We are out doing what we call, customer preference trials, those are not trials relative to safety and efficacy, but they are trials that take a look at configuration.

So, do you want this in it; do you prefer this needle, this wire -- so that when we do a full launch, the mix is appropriate. I can tell you in a European country today, we did a trial in one hospital of nine different cases, and in every one of those cases, the product performed flawlessly, and the physicians are very excited about making a transition from a competitor over to Merit's product.

And, there are many of them here. We have a closure device, the RAD REST, the RAD BOARD, the vascular access part of this business, and the sheath part of itself, along with the catheters, both guiding and diagnostic catheters.

This is a big business and a big opportunity. I think Merit is prepared as well as anybody to take on the major player here, and you are going to see substantial growth in this area.

Another area that you will see a lot of work on is the concierge and the SureCross catheter, along with the ASAP and the ASAP LP. Now, these are some of the things you have heard about in the past, but you have not heard very much about the Worley coronary sinus guides. This was part of the Thomas deal.

And, you will notice all of these big opportunities are in catheters, and essentially, these catheters are all premium products. By that, I mean, they will carry margins that are above our corporate averages. This is important because it's going to play into a conversation we are going to have in just a few minutes regarding our new facility in Pearland.

Now, as you can imagine, whenever you have products of this level, they are complicated. They require a lot of training. They require samples and support.

So this isn't just something you just stick in a vessel. These things that are removing thrombus. These products are helping to implant leads.

They are helping to conduct electrophysiology procedures. They are involved in new accesses, particularly the radial things we are talking about. These are all pretty significant products, and we've spent a lot of time and a lot of money in the last few months, and going forward we'll spend some, in terms of the training.

Let me move on, if I could, and talk about a few more issues. Then, I will come back and talk further about some more issues here.

So our goal this year is to increase our gross margins by 140 basis points. Now, this is going to be kind of an interesting deal. I'm going to go to the Angleton to Pearland transition, because one of the things that in our modeling and in your modeling, we want you to be aware of, is that as of the 1st of January, we moved, or at least took occupancy of the Pearland facility, which means we started paying rent, essentially.

Our move has started. In fact, we expect to have our first production line in the next week or two. However, the move will take approximately six months.

As we go through this process, the existing expense in the first quarter will all show up in the SG&A line. So, you are going to see that expense, and a little higher SG&A in the first quarter, because it is not producing, it is essentially an expense, as we move from here through September within 100% will be produced there. Then, you will see that all goes up into the cost of goods, and it will transition as each of the product line moves.

Now, why would it take six months? Well, we have customers that we have to continue to provide product to. We have new products that are being launched, and we have products in which we are transferring. 2014 Guidance Call

One of the, I think, exciting opportunities for Merit, is that Angleton, which had been a marginal performer, as we move these advance catheter systems, which in many cases have been produced at other facilities, in which we're supporting their margins, this will come in to cover our overheads and to create a center of excellence. This will take a period of time.

In the meantime, those expenses we will put into these various accounting buckets, if you please. Kent, do you want to explain anything, or have I done an adequate job?

Kent Stanger - Merit Medical Systems Inc - CFO

I think you have. It's just when it's not producing, it's in SG&A, you can't call it a producing product and attach it to product. As you do move the lines in and get them qualified, you have to the engineering qualifications and start producing.

Then, you're saying, now, that space and overheads are being applied to a product, therefore, it comes out of SG&A and moves into cost of goods. So, there's a transition.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

By the way, this isn't anything that is new to you. These are things that we've been talking about for a long time --

Kent Stanger - Merit Medical Systems Inc - CFO

Went through it here in [2013] --

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Yes. The point is -- yes, we went through it here in the facilities in South Jordan. It is something we want you to understand how we have to account for it so there aren't any surprises as we move through the quarters and through the balance of the year.

Let me move on to another subject. As many of you know, after the first quarter last year, and as we saw the difficulties that we faced at that particular point, the decision was made that what we would do is that we would stop -- the Company portion of the 401(k) match would be withdrawn. In fact, that was withdrawn and not used for those balance of the last three quarters. The Board has approved, and as of the 1st of January, that went back into effect.

Again, let me go through the rationale. We discontinued the match because the choice was to conserve cash and not to try to eliminate employees. We thought that a little bit of give up from each employee would be the best thing, and I still stand by that.

On the other hand, it's important for both employee morale, and we think for recruitment and retention, that we are able to compete in a market where we have a number of companies, here in the Salt Lake Valley, that being Bard, Edwards, and Becton Dickinson. These are the big guys, and we have to compete with them.

We want to make sure that we can maintain those employees. So, we have reinstated that, and there is a cost in here for doing that, that we estimate will be about $2.4 million for the year.

Let me move on to healthcare. In 2013, we had no increases in our healthcare. It was the first time in the history of the Company.

However, as the renewal came due this year, it amounted to about $1.6 million. Of that, about $260,000 was an additional tax to employers under the Affordable Care Act, and this is in addition to the Medical Device tax. So again, they just keep piling it on, but that's the rules of the game. 0PM, MMSI - Merit Medical Systems Inc. 2014 Guidance Call

The rest of it has to do with experience, and then, very candidly, when you add these various costs of more preventative medicine, someone has to pay for that in these plans. When you have kids staying on until 26, all these things all sound just fine.

I'm not going to talk about the merit of them all, but I will tell you that they cost money. There is nothing for free. In this particular case, this is the renewal.

Let me tell you what we have done that we think will help to mitigate these costs in the future. That is we have gone now, and have renewed for a number of years, our own self-insured plan. Our hope -- which is also covered by reinsurance to make sure the risks don't get out of hand, and as we have looked at the various studies of what we would have to reserve, we think there is some opportunity here.

I don't want to spend a lot of time on this, other than I'd like to tell you, this expense is in here and it affects -- because some of you might say, well, why are they only doing this amount? We want you to see where these expenses are.

This isn't building a new building. This isn't some program or travel, or any of those things. These are legitimate costs of business.

That being said, we still expect to increase our earnings and our revenues, and really set the stage as we go forward. I will talk about some more programs here in just a moment.

Now, let me move on and talk about litigation. As you can imagine, I have to be very careful and somewhat limited in my comments here, but we talk about a program or a complaint that Merit is the plaintiff in a lawsuit against Bard. I will give you a few details, and some of these are on the public record, and the only thing I will talk about is what's on the record.

Merit has been a distributor of a product called the SecureLoc, which is a safety needle. Merit believes that is an important product, not only for present, but in the future. There was a contract dispute, and we believed that, that was -- something, by the way I should let you know, we did not go looking for this fight. We didn't pick it, and we didn't choose it.

That being said, we think, and the Board feels like, we have to defend our position here, but this is going to cost us money, and it's going to be over $1 million this year. Exactly what the number will be depends on a lot of various factors. We believe that we will be sustained, and we believe that it's important for us to defend our territory and our rights under the contract.

So that is the essence of it. There is a cost here, but we think that there's a longer-term benefit to us to make sure that we protect what we think is our territory and our right. We are trying to preserve the rights under the contract.

Let's see, here, and then finally, there are the positive things. I don't want this to sound like this is all negative. In fact, I don't think it is at all.

Our capital outlays will slow substantially, allowing for substantial reductions in Merit's debts. And, we will start to see some leverage, not as much as I would like, but some of the leverage over because of the facilities and infrastructure that we had built, and it will give us an opportunity to increase our productivity.

Something you need to be aware, that as of 1st of January, Ron Frost, who has been with the Company for 22 years and has held various positions in the Company, most recently as the Director of Manufacturing, was appointed Chief Operating Officer. He assumes the responsibility from Arlin Nelson, who has retired after 25 years.

Let me summarize, if I could, ladies and gentlemen, how we look at this year. First of all, we think it's going to be a year of outstanding growth. We have no less than 12 new products in a number of areas that we'll release throughout the year.

We think that we have these great products that are going to do and take substantial market share. We know that we can do this; we have done it in the past. These are significant products to us.

We have a number of issues, like healthcare. We have issues, like a lawsuit, and which, again, I want to reaffirm that we are the plaintiff in that lawsuit. And we have start-up costs associated with much more complex products that we're selling that require training, presence at trade shows, and so on and so forth.

Again, at the end of the day, we expect to grow in that 10% range that we talked about. We expect to grow our earnings. I know that some of you will probably think that we should grow those earnings further.

I will tell you that there are numerous cost-cutting and other types of things that are going on, across the board, but I think it is better for us to, rather than talk about it, but to show you in the future as we go through, about those cost savings and additional cost savings we hope will be incremental to these projections. That's the essence of it. Kent, do you want to add anything into this conversation?

Kent Stanger - Merit Medical Systems Inc - CFO

One thing I think that's going to help build our sales momentum is the continuing international expansion. I think some of the markets there are really the strongest.

I want to reiterate how strong China has been and some other countries in the Middle East, and Turkey is new, and some other places that I think we are going to continue to see. So, international growth, further market share gains in those, for us, newer markets are going to be significant.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Now, one of the things we felt, and I discussed with you last week, is we wanted to make sure that we had the opportunity to, in detail, present this to our Board, which we did last week, and they have approved our plan. As you can see from this conversation, it's relatively complex.

This isn't just throwing numbers out. As we went through the fourth quarter and talked about last year, we just didn't feel comfortable until we had our arms around it. So Kent and I spent all weekend long making sure and reviewing numbers and looking at these programs to make sure that we could meet, and hopefully exceed, these numbers that we talk about.

That being said, I think the information is there now. Kent, by the way, will be attending the Raymond James healthcare conference this week, and will be discussing more detail. We will be here for the next couple of hours to answer questions that you might have about the things that we have talked about today.

At this time, I think what we will do is, we'll go ahead and open up now. Operator, we will open up for questions, and answer them to our best ability, or we will do other conference calls or other situations in which we will talk to you immediately upon the conclusion of this call. Operator, we'll turn the time over to you.

Operator

(Operator Instructions)

Our first question is from the line of Thom Gunderson with Piper Jaffray. Please go ahead.

Thom Gunderson - Piper Jaffray & Co. - Analyst

Hi, good afternoon, guys.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Hi, Thom.

Thom Gunderson - Piper Jaffray & Co. - Analyst

A good overview. Thanks for the guidance. I have a couple of little questions.

The first would be the Q1 revenue growth of about 10%, is that -- last year's Q1 was a little disruptive, a little disappointing to you and to investors. I would have thought that, that might be your easiest comp, and given the success you've had in Q2, Q3, Q4, that this year's Q1 might be a little bit higher than the average of 10% for the year 2014. Is there anything pushing back at you right now, or are you just being conservative?

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Let's talk about a couple of things. First of all, through the two months, we are slightly ahead of the forecast, but that's two months, and two months does not a quarter make. We are doing fine against the forecast in which we're ahead, at this particular point, slightly. There are a number of factors that are affecting us.

I will give you a few of them.

One is South America. There are several countries that we have been doing business with, and we talk about places like, Venezuela comes to mind, Argentina. I could give you several others where, because of a number of political issues and a lack of capital, the ability to be able to trade dollars, it's somewhat soft.

You made a question or asked the question last week, Thom, it was the one in which you talked about how strong things were in the third and fourth quarter. When we were looking at -- or having a conversation with two physicians on our Board, they essentially saw the same thing. They said, the third and fourth quarter -- in fact, one physician said they saw more ischemia, more heart attacks, in the fourth quarter than they had seen for a long time.

No one could answer why there was this huge uptick. I don't know why. But that would, I think, lead us to believe that, as we look at our fourth quarter, our US and domestic sales were very strong.

Now, I will tell you that as we're looking at the first two months of this year, what we're seeing is a relative softness in the US market for at least the first two months. And, we're seeing softness in a couple of other areas. That is the best way I can answer it, is that we looked at the numbers and we are seeing that there is some softness in [one area].

Now, on the other hand, we're seeing a lot of strength in Europe, direct; a lot of strength in our numbers in dealers; and some other areas of the Company that are showing substantial strength that are offsetting some of these, but there are some soft areas. If I were to say today -- we were not trying to sandbag anybody. What we are saying is the numbers look a little soft.

We'd anticipated some of that because of some difficulties that we were seeing at the end of the year in some of these countries and anticipated that. We are ahead of our forecast for the first couple of months, so I will say that as well. Is there a possibility that we could beat the number here? The answer is, I hope so, but we'll see what March looks like.

That's the best way I can answer the question to you, Thom. I think that's -- that lays just about everything out. Greg, did you want to add?

Greg Barnett - Merit Medical Systems Inc - CAO

(Inaudible) in earnings.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Let's go over to the earnings side because I think that's important too. Without the effect, Thom, and I don't know if you asked this question, but I will answer it. We do have these legal expenses that are going to hit us in the first quarter.

You're going to have the start-up healthcare expenses. You are going to have these issues relative to these product launches. We spent a lot of time doing a lot of training and having our sales meetings in the first quarter. So, those essentially are going to be very much loaded in this first quarter. And then, those will trail off during the year.

Then, you've got this facility issue that we just discussed about, on the earnings side, where you have got about $250,000 or $300,000 a month of incremental cost because of that new facility that is not producing yet. So, that will be in the first quarter. I think we wanted to make sure we could explain this. I hope that explains it as well as we can.

I will also go on saying that in terms of the new products and the business plan and the things that we're doing internally, I am satisfied, not that we're doing all that we can, but that we have a very solid plan for the year. And then, as we move -- I know people say, well, I don't want to hear about what you're going to do next year or the following year. I'm just saying, we have a full -- the biggest, I think, positive, is we have the best products, we have the best market opportunities and market share of any time in history, so the pipeline is not an issue. It is training, launching, and some of these miscellaneous and sundry items that are going to hit us in this first quarter.

And, what we saw with revenues, again, we're ahead. Hopefully, we will do better. Kent, you want to add to that?

Kent Stanger - Merit Medical Systems Inc - CFO

I want to add that the forecast is backloaded because of these products coming on later and getting momentum, so the ramp is more towards the end of the year, and that will affect what our forecast is (multiple speakers) -

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Yes, let me give you an example, a couple of those -- Thom, I'm sorry for such a long answer, but as an example, the Hydrophilic Radial Sheath and that program is approved in Europe. It will be filed in the United States, I think, sometime in the next week. So, we're going to be 90 days out before we will be able to sell that in the United States.

On the other side, the European part of it is where the largest opportunity is right now. We have our new crossing catheter, the SureCross, it's approved in Europe -- excuse me, in the United States, but not approved in Europe. Some of these things we will have to work out over the next few months, and as Kent points out, it's kind of backloaded.

They are not projects that are pipe dreams either. In any place, every place that we have gone to work with customers using these products, where they're legal and authorized for us to do so, there has been overwhelming response to everything we are doing. I think the (inaudible) products is a really important part of this whole issue. That's a long answer.

Thom Gunderson - Piper Jaffray & Co. - Analyst

That's okay. The other question ties into part of your answer on the Q1 earnings and unusual expenses. Can you -- Fred, you like paying lawyers just a little bit more than you like paying the Medical Device Tax, and so I'm curious, as you take on this litigation with Bard, what is your intended return on that investment? Where does this go?

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Yes. It is a good question, Thom. I actually appreciate and take that as a compliment.

In the 27 years that Merit has been in business, I think we have had litigation maybe four times. These are kind of major issues that may have cost $1 million. We are not litigious by nature, and we look to settle things. The problem in this particular case is, again, as I mentioned, we did not go looking for this.

We have had a very nice relationship with the predecessor company, which was SHPI. It was then acquired by Bard, and we've just been going on our way, giving them purchase orders, conducting our business, and getting along, and then all of a sudden, somebody decided that they were going to look at things a little differently. The essence of it is this, they terminated the contract, and we believe without cause, and we believe that, that would harm the Company.

Now, why is this so important to us? Because there are a number of safety initiatives in Europe. There are a number of reasons why this product, when combined with our other product, give us competitive advantages. And, we like the product, and we think safety is important. We have invested a lot of money and time over the years, and we think that this was, I think a misjudgment by the other party.

That being said, how do I affect and how do I protect the assets and the rights of the Company. And, there was really only one way to do this, and that was that I had to go and say, we believe that these are our rights, and we'll let a court -- I wish it could have a different outcome. It may have a different outcome. I could get a phone call tonight and someone could say, gee, and we'll sit down and we'll have a conversation.

I only take these things on, I take them seriously, and only because I think it is in the best intermediate and long-term benefit to the Company, and I don't think we were treated fairly. I'm not being a bully. I'm not trying to be a spoilsport, Thom.

I think about these things. The return, to you think is that I think this is a product that is an important part of our portfolio going forward, and to have it -- being treated the we were, we just thought the only we could solve this issue was in court.

We are in the discovery -- the deposition stage. We are almost done with that. And then, it will start going through its motions and all this kind of stuff, and we hope to get to trial sometime in May or June. It could be early in the third -- but all of those things are, who knows how these things turn out.

That being said, maybe it's over tomorrow, but not until Merit is making sure that we protect the rights of our business and our shareholders, and I think that's the essence of this. There's another long answer.

Thom Gunderson - Piper Jaffray & Co. - Analyst

No, thanks for that. That's it for me.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Okay, sir. Thanks, Thom.

Operator

Our next question is from the line of Chris Cooley with Stephens. Please go ahead.

Chris Cooley - Stephens Inc. - Analyst

Good evening, and thanks for taking the questions.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

You're welcome, Chris.

Chris Cooley - Stephens Inc. - Analyst

Maybe just two quick ones for me here this evening, and I appreciate all the color you've provided so far. When we're looking at your underlying growth for the year -- very impressive there, core growth of 8% to 10%. Can you help me parse out how much of that is coming from the conversion from distributors to direct sales and the timing around that so we can think about that step-up in the business?

And then, maybe for Kent, I apologize and maybe I'm doing the math here on the back of the envelope too quickly, but it looks like there's a little bit of a widening between the GAAP and the non-GAAP earning guidance for the full year. I just want to see if there have been any changes therein what (multiple speakers) adjusting out, if you could help me with that? Thanks much.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Let me answer the first part of the question, and that is the major transition this year is in Switzerland, where we are going from a distributor to where those that distribution network has become our agents. It is probably about $1 million to $1.5 million of delta between the wholesale and the retail.

Of course, commensurate with that, of course, is the step-up of the increased margin that we will get from the transaction. That's the primary one that you will see this year. And then, I'm going to let Kent maybe discuss, if you want to go ahead and talk about the GAAP and non-GAAP bridge, Kent.

Kent Stanger - Merit Medical Systems Inc - CFO

The main differences between those are just additional amortizations because of the deal we did with Maquet. If you are talking about that the spread is getting wider, that 2% -- I assume that's what you meant?

Chris Cooley - Stephens Inc. - Analyst

Yes.

Kent Stanger - Merit Medical Systems Inc - CFO

Okay. We just had additional amortization, so there's a little bit more that gets adjusted between GAAP and non-GAAP. I don't think you're talking about the difference between the one-time charges and stuff we have, and I could go over those again, but I don't think that's what you mean.

Chris Cooley - Stephens Inc. - Analyst

No, you are spot on.

Kent Stanger - Merit Medical Systems Inc - CFO

Okay.

Chris Cooley - Stephens Inc. - Analyst

Thanks, can I squeeze in maybe one other quick one and then I'll get back in queue?

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Sure.

Chris Cooley - Stephens Inc. - Analyst

Can you help us think a little bit, as we're trying to get the cadence right for earnings, here, in particular for the first quarter, it sounds like the bulk of the legal, and then I would assume, also, the step-up, in terms of the employee costs, would be more March-quarter loaded? Am I thinking about that correctly?

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Yes. You're going have the insurance costs, just because based on the percentage of revenue is going to be higher in the first quarter as we ramp up through the year. You're going to have legal costs both in the first quarter and the second quarter. There will be some ongoing as we move down there and get ready for trial, so that's going to be going on throughout the year.

And then, the other one I make sure that you don't miss, is that -- for instance, with these new products that we talked about, you've got to train. They are complicated products. They are high-margin products. So, there's going to be more expense in this first quarter, and a little bit in the second quarter, of the training meetings, and the sales meetings to launch all of these products.

And, that's a significant -- and one of the things we are also doing, Chris, is that in a number of areas we have realigned our sales force to the extent that we want to make sure that they're as focused on these higher-margin products and it requires more training, more clinical support. I think we are starting to see, already, the benefit of these products -- like our embolics, and it's not just in the US, by the way, it is in Asia.

As an example, in China, if we have the kind of response in China as we have had in Japan because of our Hepasphere, there is substantial upside opportunity for the Company this year in one of the highest-margin products we have. We have seen this start to take place in Taiwan. We have seen it in China.

And, we think in the next 30 to 60 days, we're going to start to see the very same thing in China as we have in Japan. And, it's is significant. We've tried to pull these numbers -- how do I say this?

Yet, when you're looking at these numbers and you look at 10% growth, in this kind of market, that's pretty significant. I hope a couple of these things pop and these things launch correctly and you could see higher numbers. These are the numbers that we can live by, and these are the numbers we're reasonably confident about.

Chris Cooley - Stephens Inc. - Analyst

Thank you very much.

Operator

Our next question is from the line of Jim Sidoti with Sidoti & Co. Please go ahead.

Jim Sidoti - Sidoti & Company - Analyst

Good afternoon, Fred, can you hear me?

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

I can, Jim. Good to hear your voice. How's the weather out there? Are you get away from this storm or is it heading your way?

Jim Sidoti - Sidoti & Company - Analyst

It is no snow, but it is damn cold in New York. It will be warmer in March, don't worry, on the 17th, when you guys come in. I will make sure that.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

All right. Kent wants to know if you can move it to Florida (laughter). Okay, what can we do for you, Jim?

Jim Sidoti - Sidoti & Company - Analyst

Can we talk about free cash flow and capital expenditures?

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Yes, we sure can.

Jim Sidoti - Sidoti & Company - Analyst

Can you just review what those metrics were for 2013? Because, I don't believe you filed the K yet. And then, tell us what you expect for 2014?

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Yes, Kent?

Kent Stanger - Merit Medical Systems Inc - CFO

Yes, we were over $65 million -- $60 million in capital expenditures last year, and this year, it's going to be in the $30 millions -- I mean $30 million, $35 million, max. It will be the $30 millions -- the low $30 millions. For finishing up some buildings are included in that, paying off the retentions and stuff on our building down in Texas, and then there's some costs in the Netherlands facility for the warehouse and some office expansion there.

And then, beyond that's equipment that will be in the $30-million range for tooling and new product introductions, as far as assembly and automation and all that goes with it.

Jim Sidoti - Sidoti & Company - Analyst

Okay, and then, as far as free cash flow goes, I assume you had a free cash outflow in 2013? What are you expecting for free cash in 2014?

Kent Stanger - Merit Medical Systems Inc - CFO

Well, we are hoping to get about $20 million after that CapEx expense that we pay down our loan with.

Jim Sidoti - Sidoti & Company - Analyst

Okay. And then, I know that we're only talking about 2014, but you would assume that with all your capacity expansions [complete] that number would just continue to go up in 2015, 2016, and 2017?

Kent Stanger - Merit Medical Systems Inc - CFO

Yes, with increased, basically, cash flow from operations and a reasonably level capital expenditure, you will see that increase.

Jim Sidoti - Sidoti & Company - Analyst

Okay. And then, finally, what were international sales as a percentage of the total revenue in 2013?

Kent Stanger - Merit Medical Systems Inc - CFO

They were 38% [for the year].

Jim Sidoti - Sidoti & Company - Analyst

Okay, and where do you see that number three or four years from now?

Kent Stanger - Merit Medical Systems Inc - CFO

I see it increasing well above 40%.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

It will be well above 40% --

Kent Stanger - Merit Medical Systems Inc - CFO

Yes, and if you go out very many years, you'll be at 50%.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Yes, Jim, I think you could see this thing grow 200 to 300 basis points per year. It's pretty dynamic, and I think we've got -- one thing is that - we talked about the actual switch, but we are also starting the basic things of looking at next year, for instance in Turkey or Korea, so kind of like we've done for many years, we're going to look at like one country per year. It could be two.

There's still an awful lot of opportunity in Europe. The thing that has been almost surprising is, if you think of Europe over the last several years, there's been a lot of turmoil over there. There were a lot of issues. Nevertheless, we just continue to do better and better.

I think that was one of the reasons why we expanded this warehouse in Maastricht because we needed more room. Not only that, but we are getting more products that are being shipped from Ireland to the distribution center in Maastricht, and then into the international markets in Asia. We are busy in those markets.

China, of course, is the sweetheart, and we continue to believe that that's going to continue to be that way. I think last year on our direct sales, Jim, I think this is great, we were 40%, didn't we? We grew at 40% last year in China on direct sales alone. This isn't a small number.

We ended up at like almost $40 million, so that's a pretty significant number, and we continue to see even more upside going forward. The international markets are very important to us and are an important part of the business.

Jim Sidoti - Sidoti & Company - Analyst

Okay. And then, just following up on that in my last question, the turmoil in Russia, is that going to be material for you in 2014?

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

No. Well, before I say, no, we don't do a lot of business in Ukraine. It has never been a market that has been of much value to us.

Now, that being said, we do a lot of business in Russia. It is, again, one of those places that has grown very nicely. I think we are doing $8 million to $10 million a year there. Last year, it grew at like 30% or something like that, 35%, or even more. It is an important market to us.

Now, unless there are some restrictions put on, or an all-out war breaks out, I don't think that will be the case. Now, we did see a little bit of a drop in the ruble today that could affect prices, but there's a lot of margin in products. It's one of the highest-margin markets that we have. And, we don't anticipate, based on at least the current lay of the land, that it will have any affect to us at all. Now, stay tuned if tensions or war breaks out, then that's another story.

Jim Sidoti - Sidoti & Company - Analyst

Okay. Thank you.

Operator

Our next question is from the line of Jayson Bedford with Raymond James. Please go ahead.

Jayson Bedford - Raymond James & Associates - Analyst

Hi, good afternoon. Can you hear me?

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

I can, Jayson.

Jayson Bedford - Raymond James & Associates - Analyst

Okay, thanks. I apologize, I missed a portion of the beginning of the call, but just looking at the cost structure, here, specifically on the Pearland facility, what is the incremental cost of running that facility versus the old Angleton facility? And then, is there anything kind of temporary here, in 2014, that maybe gets shed towards the end of the year?

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

(Multiple speakers) Kent answer --

Kent Stanger - Merit Medical Systems Inc - CFO

It's going to be about $3 million a year because it's a $24-million facility versus $1.5 million. That's kind of the basis of it. It was one that was almost fully depreciated and falling apart. Yes, that's the way basic answer your question.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

And can I just chime in on that for a second, Jayson? I know I am often accused of liking to build buildings. Kent will tease me once in a while.

Let me refresh everybody's memory. Five years ago, we got hit by hurricane Ike. It blew the roof off and it put us essentially out of business for almost 30 days. We're sitting in a strip center that goes back to the late 1950s or early 1960s -- it's an old shopping center. It has served as well, but we wanted to move inland.

We now have our [window] wind rates are rated at somewhere just short of 150 miles an hour in a building that's one building instead of three buildings. In fact, after Hurricane Ike, we moved a portion of our business, the higher-growth parts, to Salt Lake City and rented another building off of this campus to protect our business there.

So, this isn't just let's go build a building, this is that we needed to have a facility that would help us to grow, help us to attract personnel, and we are already seeing that as we look at replacements and those sorts of things, it's much easier to recruit in Houston, out of Rice or the University of Houston, than it is in these other places. In terms of the risk to the business, substantially reduced as well as productivity. It will cost us incrementally to be there.

Now, that being said, a lot of other things that we couldn't move to the other location, we can now move. And, we have a plan in place to fill this facility up and absorb those. It is an important thing to do, and we have worked hard to get it done.

Kent, you want to comment? Go ahead -- Kent just wrote another thing -- we have a new general manager, and I think this is another really important point. We don't want to air all of our dirty laundry here, but we made a management change. We have a fellow that's got a lot of experience and has been with Merit for about five or six years. And, he's taken this facility over, and we think it's going to make a dramatic increase in lots of things.

I kind of talked to you offline about that, but it is a very big deal. I think it will pay huge dividends to our shareholders as we move forward and we fill this. So, there's a short-term cost, but I'll tell you what, I don't want to be on the phone when someone would say, well, you know there was this hurricane and it shut you down, why didn't you think about moving it? I think this plan that we're talking about, we've worked on for five years.

In other words, once that hit us -- and if it had been 20 miles further to the west, there wouldn't be any Merit Medical in Angleton, Texas. It would have blown the whole thing down, and we just couldn't take that risk any further, so we mitigated it as best as we could. Kent?

Kent Stanger - Merit Medical Systems Inc - CFO

I think not only that, too, I think that we are going to have an uptick in cost, but with the opportunity the building gives us for more volume through there and by newer products and with Rich's leadership, that I went and visited with him, comfortable and confident that he's going to make a difference. It is sort of front-loaded with the costs, and then as we move it in and start to use the efficiencies and then absorb it, it's going to help.
It will be heavy on us in the first part, and you think you've picked that up.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Jayson, let me just add one last comment, we have at least three catheters or catheter systems that being produced in other locations, not Merit facilities, that we didn't have any place to move it to. We have three of those. Let's see, I have them right on this list -- one, two, maybe as many as three that are on this list, and a couple more, that we'll be actually be moving that are great opportunities with great margins that we'll have to absorb this.

We couldn't have done that before. What we're trying to do is we would be doing some of the engineering work here, having somebody else build it someplace else because we couldn't we could down there. Now, all of that changes, and I think it will make a huge difference as this moves down the road for Merit, especially in the advanced catheters.

There's one thing about making an $8 or $10 catheter, there's a whole deal when you're making a $350 catheter, and going from making 5% to making 60% or 70%. And, those are, I think, significant opportunities that this will afford us.

Jayson Bedford - Raymond James & Associates - Analyst

Okay. I think you identified a few incremental costs -- the 401(k), the healthcare, the litigation. What are some of the other new costs outside of what you mentioned there?

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Again, I think anything that really adds to the costs this year are those that -- you had one about the sales meeting and introduction, because with these higher products, higher gross margin, more complicated products, it's a little different than if you're launching an inflation device, or if you are launching a -- even a hemostatic valve. How you place the catheter, the number of configurations -- it's just more complicated.

So, there will be more costs on rolling these products out than there may have been with some of the things we have done in the past. I'm not trying to belittle Merit because I think we've done a lot of great things. If you took a look at the BackStop, if you look at a manifold kit versus an aspiration catheter that's $350, they are just different beasts, and that's where Merit's moving towards, are those more higher-margin products. So, that would be one.

The other is the litigation. You've got the healthcare costs. You have got the issues of Angleton that we talked about, and then you've got the 401(k). Now, again, the numbers that we give you include all of those, but the reason that we spell those out in such detail is so that we're not just considered to be a bunch of flunkies that aren't thinking about our business and looking at these details.

We are looking at them in great detail. Some of them we can control, and some we cannot. The ones that we can't, we have to sell ourselves out of. In other words, we have to be able to grow the business.

That's another reason why some say, well, why don't you just do this and not be so wound up in growth? Well, there's two reasons. One, the growth is very profitable as compared to our existing core business. Number two, I'm taking market share while everybody is holding back, I'm being able to come out with new products at the same essential spend rate in research and development.

Again, never in Merit's history have we had the products that could have such an impact on the business and those R&D dollars, essentially, have been expended. We've spent the money to get here We've got the facilities in place. We have got the sales force in place, but these are real expenses.

That is why -- let just look for a second -- I'm sorry to go on so long. If you look at the cost of [introduce] products, I don't know how to put a number on that, but I can put $2.4 million together. I can put $1.6 million together. Now, I'm up to $4 million -- that's $0.10 a share, pre- tax.

I guess I could have said, we're not going to do the pension match, but I don't think -- I think the employees chipped in their portion of it, and I think we did the right thing to maintain these types -- the litigation, that's a discretionary thing. I made the decision -- could be [$1.2 million], that could be another $0.03, pre-tax. That's $0.15 or so that you could have here, but there are some things you have to do in business.

Again, I'm not trying to make excuses. I'm just trying to spell out, here is the business, here's the growth, here are our earnings, here are some of these factors, but a number of them are temporary that will be on the front end of this year, and most of those will be resolved and start to mitigate or go away.

I want to make sure everybody understood that -- we've been on this call for 55 minutes. It would have been very difficult to do this and to do all of last year and to do all of that thing. So, it's one of the reasons why we decided to break it up.

Now, I hope I never have to do this again because it's painful. A lot of people have worked hard this week, and we've worked weekends because we wanted to get it right. Again, enough about sitting on the soapbox.

Jayson, do you have other questions?

Jayson Bedford - Raymond James & Associates - Analyst

No, I'll take them offline. I appreciate the breadth of the answer.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Okay. Thanks, good to hear your voice.

Operator

Our next question is from the line of Mike Petusky with Noble Financial. Please go ahead.

Mike Petusky - Noble Financial Group - Analyst

Good afternoon, guys, and thanks for taking the time. I didn't catch it if you mentioned it, Kent. Did you talk about what your function is for effective tax rate in 2014?

Kent Stanger - Merit Medical Systems Inc - CFO

I mentioned it, yes. We're in the 28%, 29% rate is expected, and I think that's a lot because of the income in the US is going to grow, so as that mix comes up, we are going to see the tax rate rise a little bit from last year. But, more like it has been in a couple of years before.

Mike Petusky - Noble Financial Group - Analyst

And then, on the ramp, and I know you're not necessarily giving specific guidance, but in terms of the earnings ramp as you guys expect it today, is a kind of like, first half 40% of your adjusted EPS, and second half 60%? Like a kind of a 30/45 split if you're using $0.75 for the full-year number? Is it something like that, or am I not even close?

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

You know, that's a really good question. It would just -- Mike, we do not, as a policy, try to go through and do that. All that we can tell you is that we feel confident in our numbers. We do have these front-end expenses.

I could calculate that for you, but I don't want to get in the habit of starting to do quarter by quarter and do that at the beginning of the year. We have a range, and I think we will stay in that mode. I am sorry if I can't answer that question, other than what I've tried to do, in terms of explanation of the business.

Mike Petusky - Noble Financial Group - Analyst

Okay. All right. I guess then let me get back real quick to the safety needle litigation. Fred, could you disclose approximately what kind of revenues you get from that product, either directly or pull through?

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Yes, I really can't, Mike. I will just tell you that, strategically, we think it's a very important product. I will tell you that it is used in kits. It is used in standalone products. It is going to be used in our radial products.

We think that in many ways a product like that can, in fact, give you a very big advantage. And again, to go back in the history, we had been dealing with the original founders of that business. We had dealt with them for a number of years at SHPI. I'd like to think, other than this dispute, we have a good relationship with Bard.

But again, we didn't go looking for it, and I will just say that if it wasn't important to us, we wouldn't go and litigate. I don't like to litigate. On the other hand, if you want to look for a fight, you can push me, you can tap me a couple times in the chest, you can probably slap me in the face if you want to, but after you do that, then that's it. And, that's kind of where we are.

Mike Petusky - Noble Financial Group - Analyst

All right. Well, I'm not going to ever do that.

Just real quickly, to me it seems like you guys, aside from some of these things that, to me, certainly are going to recur on an incremental basis, it feels to me like you guys, ex some of these, again, what I would consider somewhat one-time nonrecurring, in an incremental way anyway, items, you guys would be set up for 20% growth, particularly if you take into account the change in the tax rate.

I would assume that if you look old out over this business over 2015 and 2016, you guys certainly -- it feels like you should be fairly optimistic that you can showing double-digit earnings growth over multiple years, beyond 2014, is that -- I know we're talking about [2015] guidance --?

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

I think that the thing -- the way I'd like to address that is, look, we put the capacity in place, and we're going to need that capacity because we have the growth, we have the products to go forward. And as each dollar of incremental sales going in, it's going to reduce our incremental unit costs. We have substantial opportunities without having to add these capital expenditures.

As you know, we kind of go in these five-year cycles, and we're kind in the very first year of a five-year cycle. So, I think, because of this absorption, because of these capacities and that we don't have to spend money for new facilities, you will see that that's going to have an affect in margins, in growth, and opportunity. I think you're absolutely correct, now, the percentage in those things, we'll have to let you guys run your models and do that.

I think, as Kent pointed out -- just take a look at our CapEx, last year $60 million, this year $30 million plus, but that's a pretty dramatic cut next year. Maintenance, probably closer to $25 million or some number like that. I'm talking about, if you start to take a look at a trailing EBITDA that could be $75 million, it starts to generate a lot of cash.

I think we're where we need to be and that we have the advantage of the ability to grow at these kind of percentages. Again, I can't comment on yours because it gets out too far, but I think that the comment of capacity and absorption and unit cost is certainly there.

Mike Petusky - Noble Financial Group - Analyst

All right. Very good. Thanks, guys.

Operator
(Operator Instructions)

I'm showing no further questions at this time. Please continue.

Fred Lampropoulos - Merit Medical Systems Inc - Chairman & CEO

Ladies and gentlemen, let me, again, thank you for your time. Again, I think what we have tried to do is to look at the business, make the decisions that we think are appropriate for the business.

I know all of you -- we have had this talk many times -- I will probably get this, he knows how to grow the top line, and he doesn't know how to grow the bottom line. You guys have to make that call. What I am doing, and I think -- and by the way, it just isn't me.

Kent and I have sat down, looked at the business, and Kent doesn't always agree with everything that I do. And, I never agree with the things that he does. My point is, we're doing what we think is right for the business. We have invested heavily in research and development. We think there are great opportunities. We see it.

And, these products that we're talking about aren't just things that we hope to launch. These products are finished. These are products that we're in the stages of launching. So, this isn't something that we'll have in December or in the fourth quarter.

We will have -- we have these products, essentially, now. I think that's very important that you understand that the sheath is approved in Europe. We hope to have it approved by mid-year in the US. The Worley products are approved in the US and in Europe as well.

The other products -- the SAFEGUARD, the Prelude Ease is approved in Europe and will be approved in the United States in a few months. These are just a few. I don't want you to forget things like the ASAP LP, which we just introduced, it's a big deal. Or, the ONE Snare, about mid-year, we'll have the micro ONE Snares, and that's another very big deal. Those things sell for $800 a pop.

Please consider, as you deliberate and look at your models, the upside in the embolic business. And, what's happening, after several years of investment, look what's happening in Japan, look what's happening in Taiwan, look at where we are in Korea. Even in the US market, we saw an uptick in the sales, in the first month or two, we've seen upticks on the embolics in the US. We are loaded up with lots of products.

A couple of other things, remember, we just launched the basixTOUCH not long ago, so that is -- we've got the Concierge, which has never been sold in the United States, a guiding catheter, never sold here before. We've got things like the PHD, which is a new hemostatic valve. I could go on and on with all of these products that give us so much opportunity.

While in the meantime, we have facilities to build these things. We have state of the art -- we're not going to get shut down by a hurricane, I hope. It'd have to be one hell of a hurricane to get to us, and we've mitigated, moved risk, and that sort of thing.

We wanted to lay it out. It took a long time to explain this, and I wanted to make sure that you heard it, and we could define it as best we could and answer your questions. Even with things like litigation, we think that it is important or we wouldn't do it. We're not out here just trying to spend money, but it does cost money and it is expensive. That being said, we think the long-term results will secure the interests of Merit.

So, there you go. Kent and I will be around for a couple of hours, and we will do our best to answer the questions or maybe try to give a little more color and definition to the questions that you have asked us previously.

We will go ahead and sign off right now, wishing you all the very best and a very good evening from Salt Lake City. Good evening.

Operator

Ladies and gentlemen, that does conclude our conference call for today. Thank you for your participation. You may now disconnect.